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                                                                      EXHIBIT 12

[BALLARD SPAHR ANDREWS & INGERSOLL LLP LETTERHEAD]


                                 June 12, 2000



AIM Growth Series                           AIM International Funds
11 Greenway Plaza                           11 Greenway Plaza
Suite 100                                   Suite 100
Houston, TX   77046-1173                    Houston, TX   77046-1173


             RE: FEDERAL INCOME TAX CONSEQUENCES OF THE
                 REORGANIZATION OF AIM NEW PACIFIC GROWTH FUND
                 ---------------------------------------------

Ladies and Gentlemen:

         You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets, and goodwill of AIM New Pacific Growth Fund ("New Pacific"), an investment portfolio of AIM Growth Series ("AIM Growth"), a Delaware business trust, to AIM Asian Growth Fund ("Asian Growth") an investment portfolio of AIM International Funds, Inc. ("AIM International"), a Maryland corporation, in exchange solely for shares of beneficial interest of Asian Growth ("Asian Growth Shares"), issued by AIM International directly to New Pacific Shareholders, and Asian Growth's assumption of New Pacific's liabilities, and the termination of New Pacific as a designated series of shares of AIM Growth, all pursuant to the Agreement and Plan of Reorganization dated as of March 22, 2000 between AIM Growth, AIM International and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AIM International on March 22, 2000 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as

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AIM Growth Series
AIM International Funds, Inc.
June 12, 2000
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copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

         In rendering this opinion, we are relying upon the representations and warranties made by AIM Growth and AIM International in the Agreement as well as on letters of representation of even date that we have received from the officers of AIM Growth and AIM International, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge", "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         1. The completion of the Reorganization, as set forth and provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that New Pacific and Asian Growth will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

         2. In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by New Pacific upon the transfer of its assets to Asian Growth, solely in exchange for the issuance of Asian Growth Shares in the Reorganization and Asian Growth's assumption of New Pacific's liabilities, or on the distribution of such Asian Growth Shares to New Pacific's Shareholders.

         3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Asian Growth upon the receipt of the assets of New Pacific in exchange for Asian Growth Shares issued directly to New Pacific Shareholders in the Reorganization.

         4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by any New Pacific Shareholder to the extent such Shareholder receives Asian Growth Shares in exchange for New Pacific Shares.

         5. In accordance with Section 362(b) of the Code, the basis to Asian Growth of the assets of New Pacific acquired in connection with the Reorganization will be the same as the basis of such assets in the hands of New Pacific immediately prior to the Effective Time.

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AIM Growth Series
AIM International Funds, Inc.
June 12, 2000
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         6. In accordance with Section 358(a) of the Code, the basis of Asian
Growth Shares received by a New Pacific Shareholder in connection with the Reorganization will, in the aggregate, be the same as the basis, in the aggregate, of New Pacific Shares surrendered by such Shareholder in exchange therefor.

         7. In accordance with Section 1223(2) of the Code, the holding period of the assets received by Asian Growth in the Reorganization will be determined by including the period for which such assets were held by New Pacific.

         8. In accordance with Section 1223(1) of the Code, the holding period of Asian Growth Shares received by a New Pacific Shareholder in the Reorganization will be determined by including such Shareholder's holding period for New Pacific Shares exchanged therefor, provided that such New Pacific Shares were held by such Shareholder as capital assets.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain New Pacific Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

         Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

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AIM Growth Series
AIM International Funds, Inc.
June 12, 2000
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         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

                                      Sincerely,

                                      /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP